Exhibit 99 (d)(8)
Rider
Accidental Death Benefit
This rider is part of your contract. It is subject to the contract terms. If the terms of the rider and contract differ, the rider controls.
If issued at the same time as the contract, this rider begins on the Contract Date shown on page 3. The Benefit and Premium Data will then be shown on page 3. Monthly charges are shown on page 6 or 6B. If issued after the contract, this rider begins on the effective date. The benefit and premium data will then be shown below. You will receive a new page 6B with the monthly charges for this rider.
Rider charges must be paid for the rider years payable.
Benefit and Premium Data

Accidental Death Amount	Additional Coverage On	Monthly Premium	Years Payable

See “Policy Specifications” On Page Three Of Basic Policy

Policy Number	Total Additional Monthly Premium $

Insured	First Premium $

Rider Date	Next Premium Due
Benefit
We will pay the accidental death amount after we get proof that you died from an accidental injury. There must be no other cause of death. The injury must occur while this rider is in force. Death must be within 180 days of the injury.
If death is caused by an injury received as a passenger on a public conveyance, the accidental death amount is doubled.
Exclusions
No benefit will be paid if one of these contributes to your death:
(1)	suicide or an attempt at suicide, while sane or insane;

(2)	mental or physical defects, infections or a disease not caused by an accident;

(3)	committing or attempting an assault or felony;

(4)	war or taking part in a riot;

(5)	poison, gas or fumes taken, given, absorbed or inhaled on purpose;

(6)	overdose of a drug, medicine or sedative taken on purpose, unless prescribed by a physician; or

(7)	flight in an air craft or descent from an air craft while in flight, but only if:
(a)	you had duties on board; or

(b)	you were on it during training, maneuvers or operations of an armed force; or

(c)	you were on board for descent from it while in flight.

Form 86-QAD-1	Ohio National Life Assurance Corporation

Examination
Before we pay a claim, we can examine the corpse and make an autopsy if allowed by law. This will be done at our expense.
Incontestability
After this rider has been in force during your life for 2 years from its issue, we can only contest it if you do not pay its premiums.
Termination
This rider ends on the first of:
(1)	the date this contract ends;

(2)	the first day of the contract year nearest your 70th birthday;

(3)	your notice to end the rider; or

(4)	a change of this contract’s plan. (A new rider of this kind may be made part of the changed contract if we agree.)
If we accept a rider charge for a period after the rider should end, the rider will stay in force until the end of the time covered by that charge.
OHIO NATIONAL LIFE ASSURANCE CORPORATION

Form 86-QAD-1	Ohio National Life Assurance Corporation